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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                January 25, 1999

Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

    Re: Mack-Cali Realty Corporation, a Maryland corporation (the "Company")--Registration Statement on Form S-3 pertaining to 5,700,000 shares (the "Shares") of common stock of the Company, par value $.01 per share ("Common Stock"), issuable pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

    In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on or about January 25, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

    We have acted as special Maryland corporate counsel to the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with (a) the charter of the Company (the "Charter"), consisting of the Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on May 24, 1994, Articles of Amendment and Restatement filed with the Department on July 28, 1994, Articles of Amendment and Restatement filed with the Department on August 9, 1994, Articles of Amendment filed with the Department on May 31, 1996, Articles of Amendment filed with the Department on June 13, 1997, Articles of Amendment filed with the Department on December 11, 1997 and Articles of Amendment filed with the Department on May 22, 1998, (b) the Bylaws of the Company duly adopted by the Board of Directors of the Company (the "Board of Directors") on August 9, 1994 (the "Bylaws"), (c) certain resolutions adopted and actions taken by the Board of Directors on or before the date hereof and in full force and effect on the date hereof including, but not limited to, those certain resolutions adopted by the Board of Directors on December 1, 1998 (the "Resolutions") and (d) the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") approved by the Board of Directors in the Resolutions. We have also examined other documents, corporate and other records of the Company and certificates of public officials and officers of the Company including, without limitation, a status certificate of recent date issued by the Department to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland, and a Certificate of Officer of the Company of recent date to the effect that, among other things, the Charter and Bylaws of the Company and the resolutions and actions by the Board of Directors which we have examined are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of such certificate. We have also made such further legal and factual examinations as we have deemed necessary or appropriate to provide a basis for the opinion set forth below.

    In reaching the opinions set forth below, we have assumed the following: (a) each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so; (b) each natural person executing any instrument, document or agreement is legally competent to do so; (c) all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all documents submitted to us for examination are genuine and all public records reviewed are accurate and complete; (d) the resolutions adopted and the actions taken by the Board of Directors, including but not limited to the adoption of the Resolutions, have occurred at duly called meetings at which a quorum of the incumbent directors of the Company were present and acting
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throughout, or by unanimous written consent of all incumbent directors, all in accordance with the Charter and Bylaws of the Company and applicable law; (e) the Shares will not be issued or transferred to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law and (f) the Shares will not be issued in violation of the provisions of Article VI, Section 2 of the Charter.

    Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

    The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when such Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in the Plan and otherwise in accordance with the Resolutions, such Shares will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is a part of the Registration Statement) entitled "Legal Matters."

    This opinion is limited to the present corporate laws of the State of Maryland and we express no opinion with respect to the laws of any other jurisdiction. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly set forth herein. Without limiting the generality of the foregoing, we express no opinion with respect to any securities laws.

    The opinions set forth in this letter are rendered as of the date hereof and are necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion if any applicable law is changed after the date hereof or if we become aware of any facts or circumstances which now exist or which occur or arise in the future and may change the opinions expressed herein after the date hereof.

    The opinions expressed in this letter are for your use and the use of your securities counsel, Pryor Cashman Sherman & Flynn LLP in connection with the filing of the Registration Statement and the rendering of opinions by Pryor Cashman Sherman & Flynn LLP in connection therewith, and may not be relied upon by you or Pryor Cashman Sherman & Flynn LLP for any other purpose, without our prior written consent.

                                        Very truly yours,
                                        /s/ Ballard Spahr Andrews & Ingersoll,
                                        LLP